Exhibit 3.1

CERTIFICATE OF DESIGNATION

of the

SERIES B CONVERTIBLE PREFERRED STOCK

of

SENDTEC, INC.

a Delaware corporation

SendTec, Inc., a corporation organized and existing under the General Corporation Law of Delaware (the “Corporation”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Article Fourth of the Corporation’s Certificate of Incorporation, as amended, the following resolution was adopted by the Board of Directors of the Corporation pursuant to Section 151 of the General Corporation Law of Delaware:

That the Board of Directors hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, with the rights and preferences set forth below.

1. DESIGNATION. The designation of this series, which consists of 30,000 shares of Preferred Stock, is the “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”). The face amount of each share of Series B Preferred Stock (each, a “Preferred Share” and collectively, the “Preferred Shares”) shall be One Thousand Seven Hundred Dollars ($1,700) (the “Stated Value”). The term of the Series B Preferred Stock shall be perpetual.

2. CERTAIN DEFINITIONS.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Bankruptcy Event” means the occurrence of any of the following: (i) the Corporation or any of its Subsidiaries shall commence, as debtor, a case under any applicable Bankruptcy Law as now or hereafter in effect or any successor thereto, or the Corporation or any Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Corporation; (ii) there is commenced against the Corporation or any

Subsidiary, a case under any applicable Bankruptcy Law, as now or hereafter in effect, or any successor thereto which remains undismissed for a period of 60 days; (iii) the Corporation or any Subsidiary is adjudicated, by a court of competent jurisdiction, insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (iv) the Corporation or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; (v) the Corporation or any Subsidiary makes a general assignment for the benefit of creditors; (vi) the Corporation or any Subsidiary fails to pay, or states that it is unable to pay, or is unable to pay, its debts generally as they become due; (vii) the Corporation or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; (viii) the Corporation or any Subsidiary shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (ix) any corporate or other action is taken by the Corporation or any Subsidiary for the purpose of effecting any of the foregoing.

“Bankruptcy Law” means Title 11, United States Code, and the Federal Rules of Bankruptcy Procedure, and any similar Federal or state law, rule or regulation providing for the relief of debtors.

“Bloomberg” means Bloomberg Financial L.P. or any successor thereto, or, if it is not then reporting such prices, by a comparable reporting service of national reputation selected by the Corporation.

“Board of Directors” or “Board” means the Corporation’s Board of Directors, as constituted from time to time.

“Business Day” means any day except Saturday, Sunday and any day that is a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Certificate” means this Certificate of Designation.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation as of the date hereof as filed with the Secretary of State of the State of Delaware, as it may hereafter be amended in accordance with the terms hereof.

“Change of Control Transaction” means the occurrence after the date of filing of this Certificate of any of (i) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation or STAC, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation or STAC, (ii) the Corporation or STAC merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation or STAC and, after giving effect to such transaction, the stockholders of the Corporation or STAC, as applicable, immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or STAC, as applicable, or the successor entity of such transaction, (iii) the Corporation or STAC sells or transfers its assets, as an entirety or substantially as an entirety, to another Person and the stockholders of the Corporation or STAC, as applicable, immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (iv) a replacement at one time or within a three-year period of more than one-half of the members of the Corporation’s or STAC’s board of directors that is not approved by a majority of those individuals who are members of such board of directors on the date of filing of this Certificate (or by those individuals who are serving as members of such board of directors on any date whose nomination to such board of directors was approved by a majority of the members of such board of directors who are members on the date of filing of this Certificate), or (v) the execution by the Corporation or STAC of an agreement to which it is a party or by which it is bound, providing for any of the events set forth above in (i) or (iv). Notwithstanding the foregoing, the issuance of Preferred Shares at the First Closing and the Second Closing shall not constitute a Change of Control Transaction for purposes hereof.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Concurrent Offering” has the meaning set forth in the Recapitalization Agreement.

“Control” means having the power to direct the affairs of a Person by reason of any of the following: (i) having the power to elect or appoint, through ownership, membership or otherwise, either directly or indirectly, a majority of the governing body of such Person; (ii) owning or controlling the right to vote a majority of the number of shares of voting stock or other voting interest of such Person; or (iii) having the right to direct the general management or affairs of such Person by contract or otherwise; and the term “Controlled” has the meaning correlative to the foregoing.

“Conversion Price” means $0.17, subject to adjustment as provided herein.

“Convertible Securities” means any equity or debt securities or contracts that upon conversion, exchange or exercise thereof are convertible into or exercisable or exchangeable for Common Stock.

“Debenture” has the meaning set forth in the Recapitalization Agreement.

“Event of Default” means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) STAC or the Corporation fails to make any cash payment under any of the Transaction Documents and such failure is not cured within five Trading Days after notice of such default is first given to STAC or the Corporation by a Holder;

(ii) STAC or the Corporation fails to make observe or perform any other payment obligation, covenant or agreement contained in any of the Transaction Documents and such failure is not cured within five Trading Days after notice of such default is first given to STAC or the Corporation by a Holder;

(iii) the Common Stock shall not be eligible for quotation on or quoted for trading on a Trading Market and shall not again be eligible for and quoted or listed for trading thereon within seven Trading Days of such cessation of eligibility; or

(iv) the New Registration Statement is not declared effective by the Securities and Exchange Commission within 270 days after the First Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder (or respective successors thereto).

“First Closing” has the meaning set forth in the Recapitalization Agreement.

“First Mandatory Conversion Condition” means, as of a particular date, that the closing bid price of a share of Common Stock in the Trading Market as reported by Bloomberg for 15 of any 20 consecutive Trading Days has been equal to or greater than $0.30 (subject to any adjustment for stock splits, stock dividends and similar events).

“Holder” means any holder of Preferred Shares.

“Issue Date” means, with respect to a Preferred Share, the date on which the Corporation issues such Preferred Share.

“Junior Securities” means the Common Stock and all other capital stock of the Corporation that do not constitute Pari Passu Securities or Senior Securities.

“Liquidation Event” means:

(a) that the Corporation or any Subsidiary (i) commences a voluntary case or proceeding under any Bankruptcy Law; (ii) consents to the entry of any order for relief against it in an involuntary case or proceeding or the commencement of any case against it under any Bankruptcy Law (provided that if such case or proceeding is dismissed within 30 days after the date of such commencement, then a Liquidation Event arising solely pursuant to this clause (a)(ii) as a result of such case or proceeding will not be deemed to have occurred); (iii) consents to the appointment of a custodian of it or for any substantial part of its property; (iv) makes a general assignment for the benefit of its creditors; (v) files a petition in bankruptcy or answer or consent seeking reorganization or relief; or(vi) consents to the filing of such petition or the appointment of or taking possession by a custodian;

(b) that a court of competent jurisdiction has entered an order or decree under any Bankruptcy Law that: (i) is for relief against the Corporation or any Subsidiary, or adjudicates the Corporation or any Subsidiary to be insolvent or bankrupt; (ii) appoints a custodian, receiver, trustee, liquidator or sequestrator for the Corporation or any Subsidiary, or for any substantial part of their respective properties; or (iii) orders the winding up or liquidation of the Corporation or any Subsidiary, and such order or decree remains unstayed and in effect for at least 30 days; or

(c) unless approved by the Required Holders, a Change of Control Transaction.

“Liquidation Preference” with respect to a Preferred Share shall mean an amount equal to the Stated Value of such Preferred Share, plus any amounts owed by the Corporation to the holder thereof with respect to such Preferred Share.

“Market Price” means, as of a particular date with respect to a particular security, the greater of (i) the average of the daily VWAP for such security on each Trading Day occurring during the ten (10) Trading Day period ending on (and including) the Trading Day immediately preceding such date and (ii) the daily VWAP for such security on the Trading Day immediately preceding such date.

“New Registration Statement” has the meaning set forth in the Recapitalization Agreement.

“Pari Passu Securities” means any securities ranking by their terms pari passu with the Series B Preferred Stock in respect of dividends, redemption or distribution upon liquidation; provided that Pari Passu Securities shall not include any such securities issued in contravention of the rights of the Holders set forth in Section 9(e).

“Permitted Indebtedness” means (i) a working capital credit facility, term loan, or a combination thereof, up to an aggregate amount of $2,000,000, which may have a second priority security interest in the accounts receivable of the Corporation and its Subsidiaries (subordinate, for so long as any Debentures remain outstanding, to the security interest of the holders of the Debentures in such assets), (ii) trade payables and indebtedness consisting of capitalized lease obligations and purchase money indebtedness incurred in connection with acquisition of capital assets and obligations under sale-leaseback arrangements with respect to newly acquired or leased assets (including, but not limited to equipment financing transactions), (iii) deferred revenues, and (iv) accrued liabilities.

“Permitted Shares” means Preferred Shares or Common Stock issued and sold by the Corporation in the Concurrent Offering. Under no circumstances shall Permitted Shares include warrants or other contracts to acquire any capital stock of the Corporation.

“Person” means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Principal Market” means the principal securities exchange or market on which the Common Stock is listed or traded.

“Purchase Rights” means any options, warrants or other rights to purchase or subscribe for or otherwise acquire Common Stock or Convertible Securities.

“Recapitalization Agreement” means the Recapitalization Agreement, dated as of March 25, 2008, among the Corporation, SendTec Acquisition Corp. and the Holders identified on the signature pages thereof.

“Required Holders” has the meaning set forth in the Recapitalization Agreement.

“Residual Debentures” has the meaning set forth in the Recapitalization Agreement.

“Second Closing” has the meaning set forth in the Recapitalization Agreement.

“Second Closing Date” has the meaning set forth in the Recapitalization Agreement.

“Second Mandatory Conversion Condition” means, as of a particular date, that the closing bid price of a share of Common Stock in the Trading Market for 15 of any 20 consecutive Trading Days as reported by Bloomberg shall equal or exceed $0.40 per share (subject to any adjustment for stock splits, stock dividends and similar events).

“Securities Act” means the Securities Act of 1933, as amended (or any successor act), and the rules and regulations thereunder (or respective successors thereto).

“Senior Securities” means (i) any debt issued or assumed by the Corporation and (ii) any securities of the Corporation which, in either such case, by their terms have a preference over the Series B Preferred Stock in respect of dividends, redemption or distribution upon liquidation; provided that Senior Securities shall not include any such securities issued in contravention of the rights of the Holders set forth in Section 9(e).

“STAC” means SendTec Acquisition Corp., a Delaware corporation.

“Subsidiary” means, with respect to any Person, (i) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock may be listed or quoted for trading on the date in question: the Nasdaq Capital Market; the American Stock Exchange; the New York Stock Exchange; the Nasdaq Global Market; the Nasdaq Global Select Market; or the OTC Bulletin Board.

“Transaction Documents” has the meaning set forth in the Recapitalization Agreement.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized independent appraiser selected in good faith by the Corporation. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

All definitions contained in this Certificate are equally applicable to the singular and plural forms of the terms defined. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Certificate refer to this Certificate as a whole and not to any particular provision of this Certificate.

3. PRIORITY IN LIQUIDATION. Upon the occurrence of a Liquidation Event, no distribution shall be made to the holders of any shares of Junior Securities unless each Holder shall have received the Liquidation Preference with respect to each Preferred Share then held by such Holder. In the event that upon the occurrence of a Liquidation Event, the assets and funds legally available for distribution to the Holders and the holders of Pari Passu Securities are insufficient to pay the Liquidation Preference with respect to all of the outstanding Preferred Shares and the preferential amounts payable to the holders of Pari Passu Securities, the entire assets and funds of the Corporation shall be distributed ratably among the Preferred Shares and the shares of Pari Passu Securities in proportion to the ratio that the preferential amount payable on each such share (which shall be the Liquidation Preference in the case of a Preferred Share) bears to the aggregate preferential amount payable on all such shares.

4. DIVIDENDS. No dividends shall be payable with respect to the Preferred Shares. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends payable in shares of Common Stock) unless (in addition to obtaining any consents required in the Certificate of Incorporation) the Holders shall first receive, or simultaneously receive, a dividend on each outstanding Preferred Share in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per Preferred Share as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a Preferred Share, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend of any class or series that is not convertible into Common Stock, at a rate per Preferred Share determined by (A) dividing the amount of the dividend payable on each share or such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Stated Value; provided, however, that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital Stock of the Corporation, the dividend payable to the Holders pursuant to this Section 4 shall be calculated based on the dividend on the class or series of capital stock that would result in the highest Preferred Share dividend.

5. CONVERSION.

(a) Right to Convert. Each Holder shall have the right to convert, at any time and from time to time after the Issue Date, any or all whole Preferred Shares held by such Holder into such number of fully paid and non-assessable shares (“Conversion Shares”) of the Common Stock as is determined in accordance with the terms hereof (a “Conversion”).

(b) Conversion Notice. In order to convert Preferred Shares, a Holder shall send to the Corporation by facsimile transmission, at any time prior to 5:00 p.m., Eastern Time, on the date on which such Holder wishes to effect such Conversion (the “Conversion Date”), (i) a notice of conversion (a “Conversion Notice”), in substantially the form of Exhibit A hereto, to the Corporation stating the number of Preferred Shares to be converted, the Conversion Date, and a calculation of the number of shares of Common Stock issuable upon such Conversion and (ii) a copy of the certificate or certificates representing the Preferred Shares being converted. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Conversion Notice is provided hereunder, unless the Conversion Notice is provided at or after 5:00 p.m., Eastern Time, for which the Conversion Date shall be the next Trading Day. The

Holder shall thereafter send the original of the Conversion Notice and of such certificate or certificates to the Corporation. The Corporation shall issue a new certificate for Preferred Shares to the Holder in the event that less than all of the Preferred Shares represented by a certificate are converted; provided, however, that the failure of the Corporation to deliver such new certificate shall not affect the ability of the Holder to submit a further Conversion Notice with respect to such Preferred Shares and, in such case, the Holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Conversion Notice. Except as otherwise provided herein, upon delivery of a Conversion Notice by a Holder in accordance with the terms hereof, such Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates. In the case of a dispute between the Corporation and a Holder as to the calculation of the Conversion Price or the number of Conversion Shares issuable upon a Conversion (including without limitation the calculation of any adjustment to the Conversion Price pursuant to Section 7 below), the Corporation shall issue to such Holder the number of Conversion Shares that are not disputed within the time periods specified in Section 5(d) below and shall submit the disputed calculations to an independent registered public accounting firm of national recognition within five Business Days of receipt of such Holder’s Conversion Notice (such procedure for resolving disputes, a “Dispute Procedure”). The Corporation shall deliver any objection to any Conversion Notice to the Holder within one Business Day of receipt of such notice. The Corporation shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Corporation and such Holder of the results in writing no later than 15 Business Days following the Corporation’s receipt of such Holder’s Conversion Notice (such 15th Business Day being referred to herein as the “Disputed Share Calculation Date”). Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

(c) Number of Conversion Shares. The number of Conversion Shares to be delivered by the Corporation pursuant to a Conversion shall be determined by dividing (i) the aggregate Liquidation Preference of the Preferred Shares to be converted by (ii) the Conversion Price in effect on the applicable Conversion Date.

(d) Delivery of Conversion Shares. Upon receipt of a fax copy of a Conversion Notice from a Holder, the Corporation, by the third Trading Day following the Conversion Date set forth in such Conversion Notice (the “Delivery Date”), shall issue and deliver or caused to be delivered to such Holder the number of Conversion Shares determined pursuant to Section 5(c) above; provided, however, that any Conversion Shares that are the subject of a Dispute Procedure shall be delivered no later than the close of business on the third Trading Day following the determination made pursuant thereto. The Corporation shall effect delivery of Conversion Shares to such Holder by, as long as the Corporation’s transfer agent participates in FAST and no restrictive legend is required by the terms of this Certificate to be set forth on such Conversion Shares, crediting the account of such Holder or its nominee at The Depositary Trust Company (as specified in the applicable Conversion Notice) with the number of

Conversion Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that the transfer agent is not a participant in FAST or if a Holder so specifies in a Conversion Notice or otherwise in writing on or before the Conversion Date, the Corporation shall effect delivery of Conversion Shares by delivering to such Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on such Delivery Date. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the next closest number of whole Conversion Shares, with .50 being rounded up. Conversion Shares delivered to a Holder shall not contain any restrictive legend as long as the resale of such Conversion Shares (x) is covered by an effective registration statement under the Securities Act and the Holder represents in writing to the Corporation that such resale has been or promptly will be made pursuant to such registration statement, (y) has been made pursuant to Rule 144 under the Securities Act and customary documentation regarding such resale has been provided to the Corporation, or (z) may be made without a restrictive legend under the applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) or any successor rule or provision.

(e) Failure to Deliver Certificates. If in the case of any Conversion Notice, such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after a Conversion Date (or, in the event of a Dispute Procedure regarding such Conversion Notice, by the third Trading Day following the accountant’s determination in such Dispute Procedure), the Holder shall be entitled by written notice to the Corporation, at any time before its receipt of such certificate or certificates thereafter, to (i) rescind such conversion, in which event the Corporation shall immediately return the certificates representing the Preferred Shares tendered for conversion, or (ii) demand the redemption of the Preferred Shares that were the subject of the Conversion Notice at a price equal to the sum of (x) the greater of (i) 120% of the principal amount of that stated value thereof, or (ii) 100% of the product of (A) the stated value divided by the Conversion Price then in effect and (B) the greater 5 day VWAP of Company Common Stock in the Trading Market as reported by Bloomberg on the date of (i) such notice by the Holder, or (ii) payment of such redemption amount, and (y) any outstanding interest, liquidated damages, or any other outstanding amounts owed in respect of the Preferred Shares, in which case the Corporation will be required to redeem such Preferred Shares.

(f) Taxes. The Corporation shall pay any and all taxes or duties that may be imposed with respect to the issuance and delivery of the Conversion Shares upon a Conversion.

(g) Obligation Absolute; Partial Liquidation Damages. If the Corporation, for any reason, fails to deliver to the Holder such certificate or certificates pursuant to

Section 5(d) within the time periods prescribed therefor, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each share of Series B Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day after five Trading Days after such damages begin to accrue) for each Trading Day after such third Trading Day until such certificates are delivered. The obligation to issue and deliver the Conversion Shares upon conversion of the Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or STAC, any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation or STAC to the Holder in connection with the issuance of such Conversion Shares; provided, however, such delivery shall not operate as a waiver by the Corporation or STAC of any such action the Corporation or STAC may have against the Holder. In the event the Holder elects to convert any or all of the outstanding Preferred Shares, the Corporation and STAC may not refuse conversion based on any claim that the Holder or any one associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of the Preferred Shares shall have been sought and obtained and the Corporation or STAC posts a surety bond for the benefit of the Holder in the amount of 150% of the aggregate Stated Value of the Preferred Shares outstanding that is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the Corporation shall cause the issuance of the Conversion Shares upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default for the Corporation’s failure to deliver the Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(h) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Corporation, for any reason, fails to deliver to the Holder such certificate or certificates pursuant to Section 5(d) by the third Trading Day after a Conversion Date (or, in the event of a Dispute Procedure regarding such Conversion Notice, by the third Trading Day following the accountant’s determination in such Dispute Procedure), and if after such third Trading Day a Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares that the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall (A) pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder anticipated receiving from the conversion at issue multiplied by (2) the actual sale price of the Common Stock at the time of the sale (including brokerage commissions, if any) giving rise to such purchase obligation and (B) at the option of the Holder, either reissue (if surrendered) the Preferred Shares that had been surrendered at the time of the attempted conversion or deliver to the Holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its delivery requirements under Section 5(d). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Preferred Shares with respect to which the actual sale price of the Conversion Shares at the time of the sale (including brokerage commissions, if any) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation prompt written notice indicating the amounts payable to the Holder in respect of the Buy-In. Notwithstanding anything contained herein to the contrary, if a Holder requires the Corporation to make payment in respect of a Buy-In for the failure to timely deliver certificates hereunder and the Corporation timely pays in full such payment, the Corporation shall not be required to pay such Holder liquidated damages under Section 5(g) in respect of the certificates resulting in such Buy-In.

(i) Reservation of Shares Issuable Upon Conversion. From and after the date of satisfaction of all the conditions to the Second Closing set forth in Section 2.3 of the Recapitalization Agreement, the Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Series B Preferred Stock, each as herein provided, free from preemptive rights or any other contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Recapitalization Agreement) be issuable (taking into account the adjustments and restriction of Section 7) upon the conversion of the outstanding face amount of this Series B Preferred Stock. The Corporation covenants that: (1) all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable; and (2) the Corporation will use best efforts to have the New Registration Statement declared effective by 150 days of the date of the First Closing.

6. CONVERSION LIMITATIONS. A Holder shall not be permitted to convert any Preferred Shares to the extent that, upon the Conversion of such Preferred Shares, the number of shares of Common Stock beneficially owned by such Holder (other than shares of Common Stock issuable upon conversion of such Preferred Shares or which would otherwise be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 6), when added to the number of shares of Common Stock issuable upon the Conversion of such Preferred Shares, would exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock that would be issuable upon (A) conversion of the remaining, unconverted portion of the Preferred Shares beneficially owned by the Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any debt securities or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this section applies, the determination of whether Preferred Shares held by the Holder are convertible (in relation to other securities owned by the Holder) and of which portion of a Preferred Share or the Holders’ Preferred Shares in the aggregate is convertible shall be in the sole discretion of such Holder. To ensure compliance with this restriction, the Holder will be deemed to represent to the Corporation each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the most recent Form 10-QSB, Form 10-KSB, Form 10-Q or Form 10-K, as the case may be, of the Corporation, (y) a more recent public announcement by the Corporation, or (z) any other notice by the Corporation or the transfer agent for the Common Stock setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Corporation shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including any Preferred Shares, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 6 may be waived by the Holder, at the election of the Holder, upon notice to the Corporation given not less than 61 days prior to the applicable Conversion Date. Nothing contained herein shall be deemed to restrict the right of a Holder to convert Preferred Shares at such time as the conversion thereof will not violate the provisions of this paragraph.

7. ADJUSTMENT TO CONVERSION PRICE. The Conversion Price shall be subject to adjustment from time to time as provided in this Section 7. In the event that any adjustment of the Conversion Price required herein results in a fraction of a cent or fraction of a share, as applicable, the Conversion Price shall be rounded up or down to the nearest cent or share, as applicable.

(a) Subdivision or Combination of Common Stock. If the Corporation, at any time after the Issue Date, subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the outstanding shares of Common Stock into a greater number of shares, then as of the date of record for effecting such subdivision, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock issuable on conversion of each Preferred Share will be increased in proportion to such increase in outstanding shares. If the Corporation, at any time after the Issue Date, combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the outstanding shares of Common Stock into a smaller number of shares, then, as of the date of record for effecting such combination, the Conversion Price in effect immediately prior to such combination will be proportionally increased and the number of shares of Common Stock issuable on conversion of each Preferred Share will be decreased in proportion to such decrease in outstanding shares.

(b) Distributions. If the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock (including any dividend or distribution to the Corporation’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a Subsidiary) (a “Distribution”), the Corporation shall deliver written notice of such Distribution (a “Distribution Notice”) to each Holder at least 15 Business Days prior to the earlier to occur of (i) the record date for determining stockholders entitled to such Distribution (the “Record Date”) and (ii) the date on which such Distribution is made (the “Distribution Date”). In the Distribution Notice, the Corporation shall indicate that each Holder shall be entitled to receive either (A) the same amount and type of assets being distributed in such Distribution as though the Holder were a holder on the Record Date therefor of a number of shares of Common Stock into which the Preferred Shares held by such Holder are convertible as of such Record Date (such number of shares to be determined at the Conversion Price then in effect and without giving effect to any limitations on such conversion) or (B) a reduction in the Conversion Price as of the Record Date therefor, such reduction to be effected by reducing the Conversion Price in effect on the Business Day immediately preceding the Record Date by an amount equal to the fair market value of the assets to be distributed divided by the number of shares of Common Stock as to which such Distribution is to be made, such fair market value to be reasonably determined in good faith by the independent members of the Corporation’s Board of Directors. If the Corporation does not notify the Holders of whether it has elected clause (A) or (B) in the preceding sentence on or prior to the Distribution Date, the Corporation shall be deemed to have elected clause (A) of the preceding sentence.

(c) Dilutive Issuances.

(i) Adjustments Upon Dilutive Issuance.

(A) If, at any time beginning on the First Closing Date and ending on the first anniversary of the Second Closing Date, the Corporation issues or sells or, pursuant to subparagraph (ii) of this paragraph (c), is deemed to have issued or sold, any shares of Common Stock for per share consideration less than the Conversion Price on the date of such issuance or sale (or deemed issuance or sale) excluding any Exempt Issuance (as defined in the Recapitalization Agreement) (a “Dilutive Issuance”), then effective immediately upon the Dilutive Issuance, the Conversion Price shall be adjusted to equal the price per share at which the Common Stock is issued or sold or, pursuant to subparagraph (ii) of this paragraph (c), deemed to have been issued or sold in such Dilutive Issuance.

(B) If, at any time after the first anniversary of the Second Closing Date, the Corporation effects a Dilutive Issuance, then the Conversion Price shall be adjusted as follows:

Effective immediately upon the Dilutive Issuance, the Conversion Price shall be adjusted so as to equal an amount determined by multiplying such Conversion Price by the following fraction:

N0 + N1
N0 + N2

where:

N0 =	the number of shares of Common Stock outstanding immediately prior to the issuance, sale or deemed issuance or sale of such additional shares of Common Stock in such Dilutive Issuance (without taking into account any shares of Common Stock issuable upon conversion, exchange or exercise of any securities or other instruments which are convertible into or exercisable or exchangeable for Common Stock (“Convertible Securities”) or options, warrants or other rights to purchase or subscribe for Common Stock or Convertible Securities (“Purchase Rights”));

N1 =	the number of shares of Common Stock which the aggregate consideration, if any, received or receivable by the Corporation for the total number of such additional shares of Common Stock so issued, sold or deemed issued or sold in such Dilutive Issuance (which, in the case of a deemed issuance or sale, shall be calculated in accordance with subparagraph (iii) below) would purchase at the Conversion Price in effect immediately prior to such Dilutive Issuance; and

N2 =	the number of such additional shares of Common Stock so issued, sold or deemed issued or sold in such Dilutive Issuance.

(ii) Effect On Conversion Price Of Certain Events. For purposes of determining the adjusted Conversion Price under subparagraph (i) of this paragraph (c), the following will be applicable:

(A) Issuance of Purchase Rights. If the Corporation issues or sells any Purchase Rights, whether or not immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Purchase Rights (and the price of any conversion of Convertible Securities, if applicable) is less than the Conversion Price in effect on the date of issuance or sale of such Purchase Rights, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of Convertible Securities, if applicable) shall, as of the date of the issuance or sale of such Purchase Rights, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of the immediately preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Purchase Rights” shall be determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Purchase Rights, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Purchase Rights, plus, in the case of Convertible Securities issuable upon the exercise of such Purchase Rights, the minimum aggregate amount of additional consideration payable upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in subparagraph (ii)(B) below) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (y) the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of Convertible Securities, if applicable). No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon the exercise of such Purchase Rights or upon the conversion, exercise or exchange of Convertible Securities issuable upon exercise of such Purchase Rights.

(B) Issuance of Convertible Securities. If the Corporation issues or sells any Convertible Securities, whether or not immediately convertible, exercisable or exchangeable, and the price per share for which Common Stock is issuable upon such conversion, exercise or exchange is less than the Conversion Price in effect on the date of issuance or sale of such Convertible Securities, then the maximum total number of shares of Common Stock issuable upon the conversion, exercise or exchange of all such Convertible Securities shall, as of the date of the issuance or sale of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of the immediately preceding sentence, the “price per share for which Common Stock is issuable upon such conversion, exercise or exchange” shall be determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in this subparagraph (ii)(B)) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (y) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities.

(C) Change in Option Price or Conversion Rate. If, following an adjustment to the Conversion Price upon the issuance of Purchase Rights or Convertible Securities pursuant to a Dilutive Issuance, there is a change at any time in (x) the amount of additional consideration payable to the Corporation upon the exercise of any Purchase Rights; (y) the amount of additional consideration, if any, payable to the Corporation upon the conversion, exercise or exchange of any Convertible Securities; or (z) the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), then in any such case, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Purchase Rights or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion, exercise or exchange rate, as the case may be, at the time initially issued or sold.

(D) Calculation of Consideration Received. If any Common Stock, Purchase Rights or Convertible Securities are issued or sold for cash, the consideration received therefor will be the amount received by the Corporation before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In case any Common Stock, Purchase Rights or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Corporation, purchase services from the Corporation or otherwise provide intangible consideration to the Corporation, the amount of the consideration other than cash received by the Corporation (including the net present value of the consideration other than cash expected by the Corporation for the provided or purchased services) shall be the fair market value of such consideration as determined in good faith by the Board of Directors irrespective of any accounting treatment, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation will be the Market Price thereof on the date of receipt. In case any Common Stock, Purchase Rights or Convertible Securities are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Purchase Rights or Convertible Securities, as the case may be.

(E) Conversion Price Adjustment of Less Than One Cent. No adjustment of the Conversion Price for any Preferred Shares will be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence will be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or will be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(F) Except to the limited extent provided for in Section 7(a), no adjustment of the Conversion Price pursuant to this Section 7 shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(iii) Exceptions To Adjustment Of Conversion Price. Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made pursuant to this paragraph (c) upon the issuance of any of the following: (I) Permitted Shares; (II) shares of Common Stock or options therefor to employees, consultants, officers or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the independent directors of the Board of Directors of the Corporation; provided that the number of shares of Common Stock directly or upon exercise of options to be issued other than to employees, officers and directors shall not exceed 100,000 in the aggregate; (III) securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date this Certificate is filed with the Secretary of State of the State of Delaware, provided that such securities have not been amended since such date to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities; (IV) securities issued pursuant to acquisitions of companies or other assets; provided any such issuance (1) shall only be to a Person that is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives substantial benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (2) shall only be to a Person that is not an Affiliate of the Corporation or its Subsidiaries, and (3) has been approved by a majority of the independent directors of the Corporation. For purposes hereof, independence is determined by the rules of the Securities and Exchange Commission.

(iv) Notice of Adjustments. Upon the occurrence of an adjustment to the Conversion Price pursuant to this paragraph (c) or any change in the number or type of stock, securities or other property issuable upon conversion of the Preferred Shares, the Corporation, at its expense, shall promptly compute such adjustment or readjustment or change and prepare and furnish to each Holder a notice (an “Adjustment Notice”) setting forth such adjustment or readjustment or change and showing in detail the facts upon which such adjustment or readjustment or change is based. The failure of the Corporation to deliver an Adjustment Notice shall not affect the validity of any such adjustment.

(d) Adjustments; Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 7, each Holder shall, upon conversion of such Holder’s Preferred Shares, become entitled to receive securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 7.

(e) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Shares) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 7(b) or 7(c), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each Preferred Share shall thereafter be convertible, in lieu of Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of a number of shares of Common Stock of the Corporation issuable upon one Preferred Share immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions of this Section 7 with respect to the rights and interests thereafter of the Holders, to the end that the provisions set forth in this Section 7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon conversion of the Preferred Shares.

8. MANDATORY CONVERSION.

(a) Mandatory Conversion. Subject to the limitations set forth in Section 6 and Section 8(b) below and to there being an effective registration statement under the Securities Act covering the Conversion Shares, the Preferred Shares, in the amounts set forth below, shall automatically convert into Common Stock (a “Mandatory Conversion”) on the date (the “Mandatory Conversion Date”) that is ten (10) Trading Days after the receipt of written notice by each Holder from the Corporation (the “Mandatory Conversion Notice”) delivered within three (3) Trading Days of the satisfaction of the First Mandatory Conversion Condition or Second Mandatory Conversion Condition (each, a “Mandatory Conversion Condition”), as applicable, is satisfied. Subject to Section 8(b), upon the occurrence of the First Mandatory Conversion Condition, Mandatory Conversion shall occur with respect to 50% of the outstanding Preferred Shares. Upon the occurrence of the Second Mandatory Conversion Condition, Mandatory Conversion shall occur with respect to all remaining outstanding Preferred Shares. In the event of a Mandatory Conversion, the Corporation and each Holder shall follow the procedures for Conversion set forth in Section 5 above, with the Mandatory Conversion Date deemed to be the Conversion Date for purposes of Section 5, except that the Holder shall not be required to send a Conversion Notice as contemplated by paragraph (b) of Section 5.

(b) Limitations on Mandatory Conversion. In addition to the limitations set forth in Section 6, notwithstanding the provisions of Section 8(a), in the event that the value of the average daily trading volume of the Common Stock during the twenty (20) consecutive Trading Days prior to the Mandatory Conversion Date (the “Measurement Period”) is equal to or less than $1.0 million as of any proposed Mandatory Conversion Date, Mandatory Conversion shall be limited to $1.0 million of the Preferred Shares (based on Stated Value) for each period in which the First Mandatory Conversion Condition or Second Mandatory Conversion Condition, as applicable, is satisfied. In the event that the value of the average daily trading volume of Common Stock during the Measurement Period exceeds $1.0 million but is equal to or less than $2.0 million as of any Mandatory Conversion Date, Mandatory Conversion shall be limited to $2.0 million of the Preferred Shares (based on Stated Value) for each period in which the First Mandatory Conversion Condition or Second Mandatory Conversion Condition, as applicable, is satisfied. In the event that the value of the average daily trading volume of Common Stock during the Measurement Period exceeds $2.0 million as of any Mandatory Conversion Date, the Mandatory Conversion restrictions set forth in this Section 8(b) shall terminate. The determinations required by this Section 8(b) shall be made for each Mandatory Conversion Date. On each Mandatory Conversion Date, the time period for determination of the satisfaction of any subsequent Mandatory Conversion Condition shall be restarted.

9. MISCELLANEOUS.

(a) Transfer of Preferred Shares. Upon notice to the Corporation, a Holder may sell or transfer all or any portion of the Preferred Shares to any person or entity as long as such sale or transfer is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder. From and after the date of such sale or transfer, the transferee thereof shall be deemed to be a Holder. Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the Preferred Shares that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee. In connection with any transfer of shares to the Corporation pursuant to any redemption provided for in this Certificate, the Holder shall deliver to the Corporation the stock certificates representing the Series B Preferred Stock at the closing of such redemption. Upon payment, the shares of Series B Preferred Stock shall be cancelled, and the Holder shall be entitled only to the redemption payment provided for by this Certificate.

(b) Lost or Stolen Certificate. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of a certificate representing Preferred Shares, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation and the Corporation’s transfer agent, and upon surrender and cancellation of such certificate if mutilated, the Corporation shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

(c) Voting Rights. Except as otherwise provided in this Certificate or by applicable law, the Holders shall be entitled to cast such number of votes in respect of the

Preferred Shares as shall equal the largest whole number of shares of Common Stock into which such Preferred Shares are then convertible pursuant to Section 5 (with the conversion limitations set forth in Section 6 being applicable) on all matters on which holders of Common Stock shall be entitled to vote, voting together as one class with, and in the same manner and with the same effect as, such holders of Common Stock. Any action that may be taken at any annual or special meeting of the Holders of Preferred Shares may be taken without a meeting, without prior notice, and without a vote if a consent in writing setting forth the action so taken is signed by all of the holders of such outstanding stock.

(d) Failure or Delay not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. Notwithstanding anything herein to the contrary, and to the extent permitted by Delaware law, any power, right, privilege, provision or preference set forth in this Certificate may be waived, either prospectively or retroactively and either generally or in a particular instance, by the written consent or vote of the holders of three-quarters of the outstanding shares of the Series B Preferred Stock. Any such waiver shall bind all current and future holders of shares of the Series B Preferred Stock.

(e) Protective Provisions. So long as (i) any Debentures, (ii) any Residual Debentures or (iii) at least twenty-five percent (25%) of the aggregate Stated Value of the Preferred Shares are outstanding, the Corporation shall not, without first obtaining the approval of holders of at least 75% of the aggregate of the then outstanding principal amount of Debentures, Residual Debentures and Preferred Shares (with the outstanding principal amount of the Preferred Shares being determined based on the aggregate Stated Value of such Preferred Shares):

(i) issue any Pari Passu Securities or Senior Securities (other than Permitted Indebtedness and Permitted Shares);

(ii) amend this Certificate of Designation or the Certificate of Incorporation of the Corporation as in effect on the date hereof, or otherwise alter or change the rights, preferences or privileges of, or the qualifications, limitations or restrictions that provide for the benefit of, the shares of Preferred Shares so as to affect adversely such shares; or

(iii) increase or decrease the total number of authorized shares of Preferred Shares.

No such change shall be effective to the extent that, by its terms, it applies to less than all of the Holders of Preferred Shares then outstanding.

(f) No Redemption Rights. Other than in connection with the exercise of remedies as set forth in Section 5(e) or 9(g) of this Certificate, the Corporation does not have any right to redeem the Preferred Shares and the Holders have no right to demand that the Corporation redeem their Preferred Shares.

(g) Remedies for Certain Events. Upon the occurrence of a Change of Control Transaction, each Holder shall have the option to elect, by written notice to the Corporation or acquiring entity within 60 days after the date of communication of the Change of Control Transaction, to require the Corporation or acquiring entity to repurchase all or any of the Preferred Shares then held by such Holder in cash at a price equal to 120% of the Stated Value thereof. Upon the occurrence of an Event of Default, each Holder will have the option to elect, by written notice to the Corporation, to repurchase all or any of the Preferred Shares then held by such Holder in cash at a price equal to the sum of: (x) the greater of (i) 120% of the Stated Value thereof, or (ii) 100% of the product of (A) the Stated Value divided by the Conversion Price then in effect, and (B) the greater 5 day VWAP of Company Common Stock in the Trading Market as reported by Bloomberg on the date of (i) such notice by the Holder, or (ii) payment of such redemption amount; and (y) any outstanding interest, liquidated damages, or any other outstanding amounts owed in hereof. Upon the occurrence of a Bankruptcy Event, the Corporation shall be obligated, without any further action by the Holder, to repurchase all the outstanding Preferred Shares as if each Holder had delivered such redemption notice immediately prior to the occurrence of such Bankruptcy Event. Such repurchase amount shall be due and payable by the Corporation within three Trading Days of such Bankruptcy Event. Such repurchase amounts described in this Section 9(g) shall be due and payable by the Corporation, or acquiring entity if applicable, within five Trading Days of such repurchase election notice delivered by the Holder. Amounts past due shall accrue interest at a rate of 18% per annum, or such lower maximum amount of interest permitted to be charged under applicable law.

(h) Most Favored Nation Exchange. For a period of 12 months following the Second Closing, if the Corporation sells in a financing any equity or equity-linked securities, other than Permitted Shares or other securities set forth in Section 7(c)(iii) of this Certificate, the holders of the Preferred Shares shall be entitled to exchange their Preferred Shares at 100% of the Stated Value for the securities sold by the Corporation in such financing.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this      day of             , 2008.

SENDTEC, INC.

By:
Paul Soltoff, Chief Executive Officer

EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert shares of Series B Convertible Preferred Stock (the “Preferred Stock”), represented by stock certificate No(s).              the “ Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of SENDTEC, INC. according to the terms and conditions of the Certificate of Designation relating to the Preferred Stock (the “Certificate of Designation”), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation. Unless otherwise specified in writing to the Corporation, the undersigned represents to the Corporation that the shares of Common Stock covered by this notice have been or will be sold pursuant to the terms of an effective registration statement.

Date of Conversion:

Stated Value of Preferred Stock to be Converted:

Applicable Conversion Price:

Number of Shares of Common Stock to be Issued:

Name of Holder:
Address:

Signature:
Name:
Title:

Holder Requests Delivery to be made: (check one)

☐	By Delivery of Physical Certificates to the Above Address

☐	Through Depository Trust Corporation

(Account                                                              )